SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                     Date of Report:  December 29, 1997



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company.


                               MEDIMMUNE, INC.
                         Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated December 24, 1997:

MEDIMMUNE AND BIOTRANSPLANT ANNOUNCE PLANS TO TEST MEDI-507 FOR TREATMENT OF
                  GRAFT-VERSUS-HOST DISEASE; IND SUBMITTED

Gaithersburg, MD, and Charlestown, MA, December 24, 1997 -- MedImmune, Inc. (Nasdaq:MEDI) and BioTransplant Incorporated (Nasdaq:BTRN) today announced MedImmune has submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) requesting clearance to begin a Phase 1/2 clinical trial evaluating the safety of MEDI-507, a humanized monoclonal antibody, in patients with steroid resistant graft-versus-host disease
(GvHD). GvHD is a potentially life-threatening complication of bone marrow and stem cell transplantation. MEDI-507's predecessor, BTI-322, has been evaluated in humans for several indications including prevention and treatment of organ transplant rejection and treatment of GvHD.

"With the increase in bone marrow and stem cell transplants, GvHD, a common and potentially fatal disease, is of great concern to transplant physicians," commented Edward M. Connor, M.D., Vice President, Clinical Affairs at MedImmune. "MEDI-507 targets the specific cells which are believed to mediate GvHD and we are hopeful it will provide an effective treatment for the significant number of patients who are not responsive to existing therapies."

GvHD is the most common complication of bone marrow or stem cell transplantation. The number of allogeneic bone marrow and stem cell transplants has increased significantly over the last few years to over 10,000. Approximately 50 percent of bone marrow transplants result in GvHD which occurs when immune cells of the foreign graft, i.e., the donor bone marrow, initiate an inflammatory reaction against the tissues of the recipient. Typically, the disease is treated with steroids although approximately 50 percent of patients fail to respond to steroid therapy. Patients who develop moderate or severe GvHD have over a 70 percent chance of death despite diverse treatments. Lack of understanding of the physiologic mechanism of disease has been a major impediment to the development of more effective treatments. Both T cells and natural killer (NK) cells may play a role in the pathophysiology of GvHD. MEDI-507 which specifically inhibits both types of cells may provide certain advantages over current therapies.

The study proposed is a Phase 1/2 trial to evaluate the safety, pharmacokinetics and immunogenicity of two dosing regimens of MEDI-507 when administered to patients with acute GvHD unresponsive to steroid treatment. The study will be conducted at approximately 10 clinical centers if the FDA concurs after review of the IND. A Phase 1 kidney transplant study with MEDI-507 is in progress and preliminary results suggest MEDI-507 is generally well-tolerated. In addition, MedImmune recently submitted an IND to begin clinical testing of MEDI-507 in psoriasis patients. BTI-322 has been evaluated in several Phase 1/2 and Phase 2 clinical trials in the United States and Europe involving approximately 100 patients to prevent and treat organ graft rejection and for treatment of GvHD.

MEDI-507 is a humanized monoclonal antibody which binds specifically to the CD2 surface antigen receptor found on T cells and NK cells. MEDI-507 was engineered from BTI-322, a rat antibody, in order to reduce potential immunogenicity and allow for long term administration. Laboratory studies have suggested that MEDI-507 and BTI-322 primarily inhibit the response of specific activated T cells while subsequently allowing other immune cells to respond normally. BTI-322, previously known as LO-CD2a, was discovered by Drs. Herve Bazin and Dominique Latinne at the Catholic University of Louvain in Belgium.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune currently markets two products through its hospital-based sales force and has five new product candidates in clinical trials. In October 1995, MedImmune and BioTransplant established a strategic alliance for development of BTI-322, MEDI-500 (T10B9) and any future generations of these products (such as MEDI-507) for use in organ transplantation and other indications. MedImmune is located in Gaithersburg, MD.

BioTransplant Incorporated is developing proprietary anti-rejection pharmaceuticals and organ transplantation systems, which represent a comprehensive approach to inducing long-term functional transplantation tolerance in humans. The Company's product candidates, which utilize BioTransplant's ImmunoCognance technology, are intended to reduce or eliminate the need for lifelong immunosuppressive therapy, increase the supply of transplantable organs and reduce the cost of treating end-stage organ disease.

This announcement may contain, in addition to historical information, certain forward-looking statements, including statements about the potential therapeutic benefits of BTI-322 and MEDI-507, that involve risks and uncertainties. Such statements reflect current views of the management of both Companies and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in both Companies' filings with the U.S. Securities and Exchange Commission. Commercialization of MEDI-507 and BTI-322 will require prior approval from regulatory authorities, including the Food and Drug Administration in the U.S. There can be no assurance that such approvals will be obtained.

(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            December 29, 1997